Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SOVOS BRANDS SUPER HOLDINGS, INC.

April 12, 2021

Sovos Brands Super Holdings, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: Pursuant to a unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation whereby the Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE FIRST thereof and by substituting in lieu of said Article the following new Article:

FIRST: The name of the Corporation is Sovos Brands, Inc.

SECOND: Said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on the date first written above.

SOVOS BRANDS SUPER HOLDINGS, INC.

By:	/s/ Isobel Jones
Name:	Isobel Jones
Title:	Secretary